Exhibit 99.2

StorageTek
Q1 2003 Conference Call
Script of Prepared Remarks of Pat Martin

Good afternoon everyone, and thank you for joining us today. As usual, I will make a few opening remarks, and then I’ll turn it over to Bobby, who will cover our first quarter performance in depth.

By now, I’m sure you have had the opportunity to read our earnings release. Obviously, we are very pleased with the revenue and earnings growth, we reported for the quarter, especially in light of the economic and geopolitical conditions that we faced in the quarter. In the first quarter, we generated $480 million in revenue, up 5% over first quarter of last year and earned $0.15 per share, up from $0.06 per share in the same period last year – a 150% improvement. Service revenues were up 14% over the first quarter 2002, while Product revenues were essentially level with last year.

We continued to strengthen our balance sheet in the quarter and we continue to generate positive cash flow. We ended the quarter with a cash balance of nearly $720 million and we continue to be effectively, debt-free.

I’m pleased that our overall sales force was able to successfully deliver the $480 million in revenue, given our very difficult and uncertain, external environment. Of particular note are our international operations. They had a very good quarter with total revenues up over 20%.

In November, we outlined our strategy and the value-add we bring to customers, through our Information Lifecycle Management (or ILM) offerings. We have the ability to go to customers with a whole spectrum of storage solutions and a set of tools that allow them to understand the usage of their information and to put the right information on the right storage devices at the right time. Customers realize, that they need help in managing the growing complexity in their storage environment. The answer to most storage needs today, is neither tape NOR disk. Instead, customers need to configure their storage environments, so that they have a hierarchy of storage devices, tape AND disk, and now, with the advent of ATA disk drives, a third tier of storage. This hierarchy, along with the appropriate storage networking and the software that ties the whole system together, is the emerging solution that customers need. And, we provide these solutions for our customers and complement them with our strong services organization.

Within our product segments, we continue to see strong revenue growth from disk. Over first quarter of last year, our disk revenues grew more than 80% and we had over a 100% increase, in terabytes shipped. We saw growth in both the enterprise and in the open-systems market. We are also pleased with our introduction of, and the market’s reaction to, BladeStore, our new ATA disk subsystem. As you know, we began taking revenue shipments in during this quarter. We expect the revenue contribution for BladeStore to ramp up throughout the year, as we continue to see increased interest and excitement from our customers.

Customers realize that they need, an additional class of storage with price/performance characteristics that bridge the gap between disk and tape. We are seeing BladeStore being selected as part of the solution in environments such as: fixed content applications, medical applications, and live broadcast (while tape is still preferred for broadcast archival.) We’re also seeing a lot of interest for BladeStore in disk-to-disk, backup and recovery, primarily with customers who have shrinking backup windows. Bladestore gives them the opportunity to do a two-stage backup, moving their backup to ATA very rapidly and then, on to tape.

One of our customers, a member of the largest nonprofit health system, needed help to comply with the new HIPAA regulations. The challenge was to back-up everything in a cost effective and timely manner, while supporting a storage growth rate of nearly 40% a year. After evaluating a number of ATA-based technologies, they selected BladeStore for their disk-to-disk backup as the best solution to their problem. Their previous procedure took nearly two days and backed up only a portion of their environment. Now they are able to backup all their computer servers within a five-hour window and have cost savings in excess of $1 million.

Earlier this month we announced the immediate availability for hardware and software enhancements to our V2X Shared Virtual Disk Array, which effectively doubles its capacity and provides enhanced reporting, SnapShot and replication capability.

This quarter, we solved a problem for a major home furnishing company, who had very high operational and environmental systems costs. We replaced their old architecture with our V2X disk system, our SnapShot software and our tape drives and our large libraries. As a result, they redeployed a portion of their IT staff; they consolidated their storage footprint, and improved their systems costs and performance. This is one more example of a successful competitive “win” against other large players. We were selected, because we had the ability to bring the right solution, not just a tape or disk product.

This quarter our Networking revenue grew 7% over first quarter 2002, and while this is not as strong a performance as we would have liked, the low growth was primarily driven by the shrinking open systems’ bridge market. This market segment decline is the direct result of the growth of direct fibre connect products that eliminate the need for these bridges. On the other hand, our switch revenue grew 16% in the first quarter and is in-line with IDC’s market projections.

One of our customers, a Fortune 200 IT outsourcer, needed to reduce their IT costs. They choose our SN6000 to leverage a single tape backup and disaster recovery infrastructure. The SN6000 coupled with our 9940B tape drives, our PowderHorn libraries and backup software meets the customer’s stringent security demands while supporting multiple users in diverse IT environments.

Revenue from our automated tape solutions was down 5% from first quarter last year. Clearly, the high-end of the tape market was weak in the quarter. However, we saw growth in the open-systems sector. As expected, we saw strength in our new 9940B tape drive sales. We launched the 9940B late in the third quarter of last year and, the strong demand we had in the second half of last year for this product, and continued into the first quarter of this year.

We continue to see LTO take share within the mid-range tape drive market. Our revenue from LTO for the first quarter was up nearly 10% over first quarter 2002.

Recently, we announced an expansion in our mid-range tape drive portfolio with the availability of the new LTO Ultrium Generation 2. We also will be shipping the LTO Generation 2 with fibre channel this week. By offering a variety of tape drive alternatives for our premier L180 and L700 tape libraries, we provide our customers with tailored solutions, meeting their data storage needs in any environment.

One of the world’s largest mutual fund companies had spent 2 years trying to implement another vendor’s tape solution. This quarter we installed several VSM3s for their existing, as well as their new, data centers. The customer was able to significantly improve floor space requirements, attain the required cost savings, and achieve full automation. Our implementation for this project took barely four months.

Our performance in our Service business continues to be one of our highlights. First quarter service revenues were up 14% from the first quarter of 2002. We continue to see a lot of opportunity in the services area. Our customers look to our services as a key enabler and a key component required to successfully integrate and implement an Information Lifecycle Management solution.

Recently one of our customers, a large global investment bank, acquired a mutual fund company and along with it, their IT infrastructure. There was a geographic challenge, in that, the data processing center from the mutual fund company was located in the mid-west and it needed to be transferred to the processing center in the northeast. Our professional services organization worked closely with the customer, to identify the specific applications and data sets that had to be migrated. The equipment was shipped and installed, and data was migrated all within a two-week period.

The strategy that we have embarked upon is clearly taking hold. ILM enables customers to view storage solutions on a holistic, enterprise-wide basis, reflecting StorageTek’s aim to satisfy specific end-to-end storage solution needs. Today I’ve given a number of examples of customer wins. As I said earlier, more than ever before, we’re seeing customers buy not just tape, or just disk. More and more, we’re seeing transactions that have tape AND disk AND software AND storage networking AND services. We’re seeing customers embrace ILM as they look to maximize their budget dollars and streamline their storage environment.

In addition to solutions, we are also looking to broaden on our distribution channels. This quarter we deployed a TeleWeb sales force that serves customers in North America. This team uses telephone sales resources with Web-based technology to support sales, marketing and customer services efforts. The primary functions of the TeleWeb sales force are to identify new business opportunities with our customers and to leverage our relationships with existing customers, thereby, increasing our sales and market penetration. This will expand our market reach and increase our customer contact frequency, which will improve our customer satisfaction and loyalty.

As we have repeatedly stated, our success will come not just from gaining “wallet share” from our existing customer base, but also from expanding into new markets. Our indirect sales operation is the primary channel to attract these new customers. This channel is comprised of our OEMs, our Value Added Distributors and Value Added Resellers that is, VADs and VARs. I’m pleased to say that we continue to see good revenue contribution by these partners with revenue in the first quarter up 6% over first quarter 2002.

To increase this channel’s effectiveness, we initiated our TOTAL Channel Program which provides our indirect channel with greater access to StorageTek training, pre-sales support, product seminars, marketing material, qualified lead generation programs and product rebates.

Even with weak economies and geopolitical unrest, we delivered a strong quarter, – beating the Street’s expectations. Like many in our industry, we continue to see customer deferrals and elongated sales processes. However, we know that, through our Virtual architecture, in Disk, Networking and Tape and through our ILM strategy, we have the right offerings at the right time. We can save our customers more time, money and resources than any other alternative in the marketplace today. We have the broadest array of storage products from enterprise disk to open disk from inline disk to Nearline tape, to archival tape. We have storage management software that can manage and migrate data from disk to tape and then back again as necessary.

Bobby will go into more detail on the numbers for the quarter and guidance going forward. But, if I want to leave you with one message, or tone, it is confidence. StorageTek has now delivered 11 straight quarters of continued year-over-year earnings growth. We have done so, in a shrinking IT market place; we have done so, despite a prolonged worldwide economic slump; we have done so while the world coped with war and terrorist attacks. This year is shaping up to be a challenging one, but in terms of guidance, let me repeat the guidance I gave you in January. And I quote, “We anticipate revenue growth for 2003 to be in the low- to mid-single digits. Additionally, we expect we can earn between $125 million to $135 million in net income in 2003.” We stand by that guidance.

We successfully delivered in the first quarter, we are happy with the results and I look forward to talking to you again at the end of the second quarter.

At this time, I’d like to turn it over to Bobby Kocol.